Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES THIRD QUARTER FISCAL 2013
ENDS WITH 25% INCREASE IN NET INCOME

Monett, MO, April 30, 2013 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2013 results with a 10% increase in revenue, an increase of 11% in gross profit and a 25% increase in net income over the third quarter of fiscal 2012. For the first nine months of fiscal 2013, revenue increased 9%, with an increase of 12% in gross profit, and an increase of 16% in net income compared to last year.
For the quarter ended March 31, 2013, the company generated total revenue of $281.5 million compared to $256.3 million in the same quarter a year ago. Gross profit increased to $114.6 million from $103.4 million in the third quarter of last fiscal year. Net income in the current quarter was $46.0 million, or $0.53 per diluted share, compared to $36.7 million, or $0.42 per diluted share in the same quarter a year ago.
For the nine months ended March 31, 2013, total revenue of $831.2 million was generated compared to $760.5 million in the first nine months of fiscal 2012. Gross profit increased to $352.8 million compared to $315.2 million during the same period last fiscal year. Net income for the nine months of fiscal 2013 totaled $129.0 million, or $1.49 per diluted share, compared to $111.7 million, or $1.28 per diluted share for the same nine months in fiscal 2012.
According to Jack Prim, CEO, “The results this quarter are much like those of the last several quarters with solid performances across all areas of the company. Revenue growth was very strong with double digit gains in license fees, implementation and payments.”
Operating Results
“We continued our strong growth in fiscal 2013 with record revenue for the quarter and the first nine months compared to any fiscal year, along with record backlog as March 31," stated Tony Wormington, President. “We had strong license growth in the quarter compared to last year's quarter. However, our support and services revenue was once again the leading contributor to our total revenue growth with 11% growth in that revenue line for the quarter compared to last year. Once again the primary driver within support and services is our electronic payments.”
License revenue for the third quarter increased to $16.7 million from $15.0 million a year ago, and was 6% of total revenue in both quarters. Support and service revenue increased 11% to $250.4 million, or 89% of total revenue in third quarter of fiscal 2013 from $226.5 million, or 88% of total revenue for the same quarter a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $15.6 million or 18% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2013 decreased 2% to $14.4 million, or 5% of total revenue, from $14.8 million, or 6% of total revenue, in the third quarter of last fiscal year.
For the nine months ended March 31, 2013, license revenue increased 5% to $42.8 million from $40.8 million a year ago. License revenue was 5% of total revenue in both periods. There was growth in all components of support and service revenue in the first nine months of fiscal 2013 resulting in an 11% increase in support and service revenue, which expanded to $745.3 million in the first nine months of fiscal 2013 from $672.4 million for the same period a year ago. Support and service as a percentage of total revenue increased to 90% of fiscal 2013 year-to-date revenue from 88% last year. Hardware sales in the first nine months of fiscal 2013 decreased 9% to $43.2 million, or 5% of total revenue, from $47.3 million, or 6% of total revenue, in the same period last year.
Cost of sales for the third quarter increased 9% to $167.0 million from $152.9 million for the third quarter in fiscal 2012. Gross profit increased 11% to $114.6 million for the third quarter this fiscal year from $103.4 million last year. Gross margin was 41% for the third quarter, compared to 40% in the same period last year.
Cost of sales for the nine months ended March 31, 2013 increased 7%, to $478.5 million from $445.3 million for the same period ended March 31, 2012. Gross profit for the first nine months of fiscal 2013 increased 12% to $352.8 million compared to $315.2 million last year. Gross margin was 42% for the nine months ended March 31, 2013 compared to 41% for the same period last year.

JKHY Third Quarter Net Income Increases 25%
April 30, 2013

Gross margin on license revenue for the third quarter of fiscal 2013 was 92% compared to 84% in the third quarter of fiscal 2012. For the nine months ended March 31, 2013 gross margin on license was 91% compared to 89% for the nine months ended March 31, 2012.  The change in license gross margin for both the quarter and nine months is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 38% in the third quarter of both fiscal 2013 and fiscal 2012. The support and service gross margin was 41% for the nine month periods ending March 31, 2013 compared to 40% in the same period last year.
Hardware gross margins were 27% for the third quarter of this fiscal year and 26% in the same quarter last year. Hardware gross margins decreased to 27% for the nine month period this fiscal year, from 28% in the nine month period last fiscal year.
Operating expenses increased 4% in the third quarter of fiscal 2013 compared to the same quarter a year ago. Selling and marketing expenses increased 10% in the current year third quarter to $20.9 million from $19.0 million, and was 7% of total revenue in both periods. Research and development expenses increased 3% to $16.0 million, or 6% of total revenue, from $15.5 million, or 6% of total revenue, in the third quarter in fiscal 2012. General and administrative costs decreased 4% in the current year third quarter, to $12.0 million, or 4% of total revenue, from $12.4 million, or 5% of total revenue, in the third quarter of fiscal 2012. The decrease in general and administrative costs is primarily due to insurance recoveries against the additional expenses related to the flooding at our Lyndhurst, New Jersey item processing center noted last quarter.
For the nine months ended March 31, 2013, operating expenses increased 14% to $160.1 million, compared to $140.1 million for the same period a year ago, which was significantly impacted by the Lyndhurst, New Jersey expenses noted last quarter. Selling and marketing expenses increased 9% in the nine months ended March 31, 2013 to $61.1 million from $55.9 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 2% to $46.3 million for fiscal 2013 year to date, from $45.5 million last year. Research and development expenses were 6% of total revenue in both years. General and administrative costs increased 36% to $52.7 million in the first nine months of fiscal year 2013, from $38.7 million for the same period a year ago, and also increased to 6% of total revenue in fiscal 2013 from 5% in fiscal 2012. The increase in general and administrative costs is primarily due to the expenses related to the flooding at our Lyndhurst, New Jersey item processing center noted last quarter.
Operating income increased 16% to $65.7 million, or 23% of third quarter revenue, compared to $56.5 million, or 22% of revenue in the third quarter of fiscal 2012. Provision for income taxes increased 2% in the current third quarter compared to the same quarter in fiscal 2012 and is 29.0% of income before income taxes this quarter compared to 33.5% of income before income taxes for the same period in fiscal 2012. Third quarter net income totaled $46.0 million, or $0.53 per diluted share, compared to $36.7 million, or $0.42 per diluted share in the third quarter of fiscal 2012.
Operating income increased 10% to $192.7 million for the first nine months of fiscal 2013 compared to $175.1 million for the same period a year ago. Year to date operating income was 23% of total revenue in both the current and prior fiscal years. Provision for income taxes as a percentage of income before income taxes decreased to 31.9% year to date in fiscal 2013 from 34.7% year to date in fiscal 2012. Net income for the nine month period totaled $129.0 million for fiscal 2013, or $1.49 per diluted share, compared to $111.7 million, or $1.28 per diluted share, for fiscal 2012.
According to Kevin Williams, CFO, “our provision for income taxes decrease for the quarter was due primarily to the Research and Experimentation Credit ("R&E Credit"), being signed into law during the quarter, which retroactively extended the credit from January 1, 2012 to December 31, 2013. The decrease in the provision for the first nine months is due to this and the release of previously unrecognized tax benefits last quarter."
For the third quarter of 2013, the bank systems and services segment revenue increased 9% to $213.0 million from $194.7 million in the same quarter last year. Gross margin was 40% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 11% to $68.6 million with a gross margin of 42% for the third quarter of 2013 from $61.6 million and a gross margin of 40% in the same period a year ago.
For the nine months ended March 31, 2013, the bank systems and services segment revenue increased 8% to $623.5 million from $577.6 million with a gross margin of 42% for both the current and prior year periods. The credit union systems and services segment revenue increased 14% to $207.7 million for the first nine months of fiscal 2013 from $182.9 million in the same period a year ago, with gross margin increasing to 44% in the current year, compared to 41% for the same nine month period last year.
Balance Sheet, Cash Flow, and Backlog Review
At March 31, 2013, cash and cash equivalents increased to $182.1 million from $89.8 million at March 31, 2012. Trade receivables increased to $126.8 million from $118.4 million a year ago. Current and long term debt decreased from $141.1 million a year ago to $132.6 million at March 31, 2013 primarily due to the ongoing quarterly term loan payments. Deferred revenue increased slightly to $142.9 million at March 31, 2013, compared to $138.3 million a year ago. Stockholders' equity increased 10% to $1,079.8 million at March 31, 2013, compared to $978.8 million a year ago.
Backlog increased 16% at March 31, 2013 to $460.0 million ($100.5 million in-house and $359.5 million outsourcing) from $397.0 million ($82.4 million in-house and $314.6 million outsourcing) at March 31, 2012. Backlog increased 2% when compared to December 31, 2012, which was $452.2 million ($89.8 million in-house and $362.4 million outsourcing).
Cash provided by operations totaled $152.4 million in the current year compared to $118.0 million last year. The following table summarizes net cash from operating activities:

JKHY Third Quarter Net Income Increases 25%
April 30, 2013

(In Thousands)	Nine Months Ended
	March 31,
	2013	2012
Net income	$128,976	$111,657
Non-cash expenses	88,219	85,533
Change in receivables	91,735	89,139
Change in deferred revenue	(153,055)	(156,837)
Change in other assets and liabilities	(3,450)	(11,475)
Net cash provided by operating activities	$152,425	$118,017
Cash used in investing activities for fiscal 2013 of $66.0 million included capital expenditure on facilities and equipment of $28.4 million and $37.9 million for the development of software. Cash used in investing activities for fiscal 2012 was $49.4 million and included capital expenditures of $26.6 million, and capitalized software development of $25.9 million.
During fiscal 2013, net cash used in financing activities for the current fiscal year is $61.7 million and includes repayments on our credit facilities of $23.3 million, payment of dividends of $31.0 million and purchases of treasury shares totaling $15.8 million. Cash used in financing activities was partially offset by net proceeds of $8.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $42.0 million and includes repayments on our credit facilities of $24.3 million and dividends paid of $28.2 million, partially offset by net proceeds of $10.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,600 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on May 1, 2013; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Net Income Increases 25%
April 30, 2013

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Nine Months Ended
	March 31,		% Change	March 31,		% Change
	2013	2012		2013	2012
REVENUE
License	$16,681	$15,009	11%	$42,755	$40,825	5%
Support and service	250,415	226,535	11%	745,310	672,414	11%
Hardware	14,447	14,760	(2)%	43,173	47,261	(9)%
Total	281,543	256,304	10%	831,238	760,500	9%
COST OF SALES
Cost of license	1,360	2,424	(44)%	3,689	4,666	(21)%
Cost of support and service	155,012	139,593	11%	443,113	406,549	9%
Cost of hardware	10,581	10,904	(3)%	31,681	34,066	(7)%
Total	166,953	152,921	9%	478,483	445,281	7%
GROSS PROFIT	114,590	103,383	11%	352,755	315,219	12%
Gross Profit Margin	41%	40%		42%	41%
OPERATING EXPENSES
Selling and marketing	20,935	18,994	10%	61,061	55,912	9%
Research and development	15,996	15,471	3%	46,333	45,482	2%
General and administrative	11,950	12,421	(4)%	52,709	38,742	36%
Total	48,881	46,886	4%	160,103	140,136	14%
OPERATING INCOME	65,709	56,497	16%	192,652	175,083	10%
INTEREST INCOME (EXPENSE)
Interest income	133	85	56%	511	320	60%
Interest expense	(1,034)	(1,464)	(29)%	(3,636)	(4,368)	(17)%
Total	(901)	(1,379)	(35)%	(3,125)	(4,048)	(23)%
INCOME BEFORE INCOME TAXES	64,808	55,118	18%	189,527	171,035	11%
PROVISION FOR INCOME TAXES	18,812	18,461	2%	60,551	59,378	2%
NET INCOME	$45,996	$36,657	25%	$128,976	$111,657	16%
Diluted net income per share	$0.53	$0.42		$1.49	$1.28
Diluted weighted average shares outstanding	86,705	87,592		86,650	87,366

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2013	2012
Cash and cash equivalents				$182,051	$89,771	103%
Receivables				126,820	118,371	7%
Total assets				1,563,441	1,444,035	8%

Accounts payable and accrued expenses				$66,514	$59,785	11%
Current and long term debt				132,636	141,050	(6)%
Deferred revenue				142,945	138,267	3%
Stockholder's Equity				1,079,840	978,791	10%